Subject to Completion Preliminary Term Sheet dated August 30, 2012	Filed Pursuant to Rule 433 Registration No. 333-180289 (To Prospectus dated March 22, 2012 and Prospectus Supplement dated March 22, 2012)

Units	Pricing Date*	September , 2012
$10 principal amount per unit	Settlement Date*	October , 2012
CUSIP No.	Maturity Date*	November , 2013

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to the

PHLX Semiconductor Sector IndexSM

▪	Maturity of approximately 14 months

▪	3-to-1 upside exposure to increases in the Index, subject to a capped return of [17% to 21%]

▪	1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk

▪	All payments occur at maturity and are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” on page TS-5 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement ARN-2.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)(2)	$ 10.00	$
Underwriting discount(1)(2)	$ 0.20	$
Proceeds, before expenses, to HSBC	$ 9.80	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively. See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

September , 2012

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Summary

The Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the PHLX Semiconductor Sector IndexSM (the “Index”) is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement ARN-2 dated March 27, 2012: http://sec.gov/Archives/edgar/data/83246/000114420412017418/v307213_424b2.htm
▪	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
▪	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246.Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc. (“HSBC”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	PHLX Semiconductor Sector IndexSM (Bloomberg symbol: “SOX”), a price return index.
Starting Value:	The closing level of the Index on the pricing date
Ending Value:	The average of the closing levels of the Index on each scheduled calculation day occurring during the Maturity Valuation Period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page S-22 of product supplement ARN-2.
Capped Value:	[$11.70 to $12.10] per unit of the notes, which represents a return of [17% to 21%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date
Participation Rate:	300%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-10

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪  You accept that your investment will result in a loss, which could be significant, if the Index decreases from the Starting Value to the Ending Value.

▪  You accept that the return on the notes, if any, will be capped.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪  You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the Original Offering Price and will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged, as described on page TS-2.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪  You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪  You seek 100% return of principal at maturity.

▪  You seek an uncapped return on your investment.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the stocks included in the Index.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $11.90, the midpoint of the Capped Value range of [$11.70 to $12.10] per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, the Participation Rate of 300%, and a Capped Value of $11.90 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
92.00	-8.00%	$9.20	-8.00%
94.00	-6.00%	$9.40	-6.00%
96.00	-4.00%	$9.60	-4.00%
98.00	-2.00%	$9.80	-2.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
104.00	4.00%	$11.20	12.00%
106.00	6.00%	$11.80	18.00%
108.00	8.00%	$11.90(2)	19.00%
110.00	10.00%	$11.90	19.00%
120.00	20.00%	$11.90	19.00%
130.00	30.00%	$11.90	19.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Index.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 80.00

= $8.00 Redemption Amount per unit

Example 2

The Ending Value is 102.00, or 102.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 102.00

= $10.60 Redemption Amount per unit

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value: 100.00

Ending Value: 130.00

= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.90 per unit

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	Your investment may result in a loss; there is no guaranteed return of principal.
▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk.
▪	Your return, if any, is limited to the return represented by the Capped Value.
▪	Your investment return may be less than a comparable investment directly in the Index, or the components included in the Index.
▪	You must rely on your own evaluation of the merits of an investment linked to the Index.
▪	Commissions, fees and hedging costs as described on page TS-10 may affect the price at which you will be able to sell the notes in secondary market transactions.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes.
▪	The Redemption Amount will not reflect changes in the value of the Index prior to the Maturity Valuation Period.
▪	The publisher of the Index may adjust the Index in a way that affects its value, and the Index publisher has no obligation to consider your interests.
▪	If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price.
▪	Purchases and sales by us, MLPF&S and our respective affiliates of the securities represented by the Index may affect your return.
▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.
▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.
▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.
▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.
▪	You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Index and you will not be entitled to receive dividends or other distributions by issuers of these securities.
▪	We and MLPF&S do not control any company included in the Index and are not responsible for any disclosure made by any other company.
▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.
▪	The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement ARN-2.

Additional Risk Factors

The stocks included in the Index are concentrated in one sector.

All of the stocks included in the Index are issued by companies in the semiconductor sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the semiconductor sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

A limited number of Index Securities may affect its level and the Index is not necessarily representative of the semiconductor industry.

As of July 31, 2012, the top five Index Securities (as defined below) constituted 38.96% of the total weight of the Index and the top eight Index Securities constituted 52.34% of the total weight of the Index. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the level of the Index and the value of the notes.

While the stocks comprising the Index are common stocks of companies generally considered to be involved in various segments of the semiconductor industry, the stocks underlying the Index and the Index may not necessarily follow the price movements of the entire industry generally. If the stocks underlying the Index decline in value, the Index will decline in value even if common stock prices in the semiconductor industry generally increase in value.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”, the “Index sponsor”). NASDAQ OMX has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, the calculation agent or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is designed to track the performance of a set of companies engaged in the design, distribution, manufacture, and sale of semiconductors. The Index is published by NASDAQ OMX. The Index began on December 1, 1993 at a base value of 200.00 and was split two-for-one on July 24, 1995.

The Index will reflect the semiconductor industry only to the extent that the underlying securities are representative of the industry. NASDAQ OMX will adjust the composition of the Index due to mergers of component issuers, because issuers no longer reflect the particular Index group, or to improve the Index’s correlation to the semiconductor industry, as described in more detail below.

General

The Index is a market modified capitalization-weighted index. The value of the Index equals the aggregate value of the Index share weights, also known as the “Index Shares,“ of each of the securities included in the Index (the “Index Securities”) multiplied by each such security’s last sale price, and divided by the divisor of the Index. The divisor serves the purpose of scaling the level of the Index to a lower order of magnitude. If trading in an Index Security is halted on its primary listing market, the most recent last sale price is used for all index computations until trading on that market resumes. Likewise, the most recent last sale price is used if trading in a security is halted on its primary listing market before the market is open.

The formula for index value is as follows:

Aggregate Adjusted Market Value/Divisor

The formula for the divisor is as follows:

(Market Value after Adjustments/Market Value before Adjustments) x Divisor before Adjustments

The Index is calculated during the trading day and is disseminated once per second from 09:30:01 to 17:16:00 ET. The closing value of the Index may change up until 17:15:00 ET due to corrections to the last sale prices of the Index Securities.

Eligibility

Index eligibility is limited to specific security types only. The security types eligible for the Index include U.S. and non-U.S. common stocks, ordinary shares, ADRs, shares of beneficial interest or limited partnership interests and tracking stocks. Security types not included in the Index are closed-end funds, convertible debentures, exchange traded funds, preferred stocks, rights, warrants, units and other derivative securities.

Initial Security Eligibility Criteria

To be eligible for inclusion in the Index, a security must meet the following criteria:

▪	a security must be listed on the New York Stock Exchange, The Nasdaq Stock Market, or NYSE Amex;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is involved in the design, distribution, manufacture, and sale of semiconductors;

▪	only one class of security per issuer is allowed;

▪	the security must have a market capitalization of at least $100 million;

▪	the security must have traded at least 1.5 million shares in each of the last six months;

▪	the security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings;

▪	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible;

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

▪	the issuer of the security must have “seasoned” on a recognized market for at least 6 months; in the case of spin-offs, the operating history of the spin-off will be considered.

For the purposes of Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Component Replacement Criteria

In the event that an Index Security no longer meets the Continued Security Eligibility Criteria, it is replaced with a security that is not currently in the Index that meets all of the Initial Security Eligibility Criteria and additional criteria which follows. Securities eligible for inclusion are ranked in ascending order by market value, current price and percentage price change over the previous six months (the “Ranking Process”). The security with the highest overall ranking is added to the Index, provided that the Index then meets the following criteria:

▪	no single Index Security is greater than 20% of the weight of the Index, and the top five Index Securities are not greater than 55% of the weight of the Index;

▪	no more than 15% of the weight of the Index is composed of non-U.S. component securities that are not subject to comprehensive surveillance agreements.

In the event that the highest ranking security does not permit the Index to meet the above Component Replacement Criteria, the next highest ranking security is selected, and the criteria will again be applied to determine eligibility. The process continues until a qualifying replacement security is selected.

Continued Security Eligibility Criteria

To be eligible for continued inclusion in the Index, an Index Security must meet the following criteria:

▪	a security must be listed on the New York Stock Exchange, The Nasdaq Stock Market, or NYSE Amex;

▪	the issuer of the security must be classified, as reasonably determined by NASDAQ OMX, as a company whose primary business is involved in the design, distribution, manufacture, and sale of semiconductors;

▪	the security must have a market capitalization of at least $60 million;

▪	the security may not be issued by an issuer currently in bankruptcy proceedings; and

▪	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Continued Index Eligibility Criteria

In addition to the security eligibility criteria, the Index as a whole must meet the following criteria on a continual basis unless otherwise noted:

▪	no single Index Security is greater than 25% of the weight of the Index, and the top five Index Securities are not greater than 60% of the weight of the Index (measured semi-annually the first trading day in January and July);
▪	no more than 18% of the weight of the Index is composed of non-U.S. Index Securities that are not subject to comprehensive surveillance agreements;
▪	the total number of Index Securities has not increased or decreased by 33 1/3% of the Index, and in no event will be less than nine;
▪	Index Securities representing at least 95% of the weight of the Index have a market capitalization of at least $75 million;
▪	Index Securities representing at least 92% of the weight of the Index and at least 82% of the total number of Index Securities meet the security options eligibility rules;
▪	Index Securities must have trading volume of at least 600,000 shares for each of the last six months, except that for each of the lowest weighted Index Securities that in the aggregate account for no more than 5% of the weight of the Index, trading volume must be at least 500,000 shares for each of the last six months; and
▪	the lesser of the five highest weighted Index Securities or the highest weighted Index Securities that in the aggregate represent at least 30% of the total number of Index Securities each have had an average monthly trading volume of at least 1,250,000 shares over the past six months.

In the event the Index does not meet the continued eligibility criteria, the Index composition will be adjusted to ensure that the Index meets the criteria. Index Securities that contribute to the Index not meeting the eligibility criteria may be removed. Index Securities may be added and/or replaced according to the Component Replacement Criteria to ensure compliance with the Continued Index Eligibility Criteria. Ordinarily, a security will be removed from the Index at its last sale price. If, however, at the time of its removal the Index Security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the Index Security may, in NASDAQ’s discretion, be removed at a price equal to zero. This price of zero will be applied to the Index Security after the close of the market but prior to the time the official closing value of the Index is disseminated, which is ordinarily 17:16:00 ET.

Index Maintenance

Changes in the price and/or Index Shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The Index Shares are derived from the security’s total shares outstanding. Intra-quarter, the Index Shares are adjusted by the same percentage amount by which the total shares outstanding have changed.

In the case of a special cash dividend, a determination is made on an individual basis whether to make a change to the price of an Index Security in accordance with the Index’s dividend policy. If it is determined that a change will be made, it will become effective on the ex-date.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Ordinarily, whenever there is a change in Index Shares, a change in an Index Security, or a change to the price of an Index Security due to spinoffs, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the Index which might otherwise be caused by any such change. All changes are announced in advance and are reflected in the Index prior to market open on the Index effective date.

Index Rebalancing

The Index employs a modified market capitalization-weighting methodology. At each quarter, the Index is rebalanced such that the maximum weight of any Index Security does not exceed 8% and no more than five securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining Index Securities. If after redistribution, any of the five highest ranked Index Securities are weighted below 8%, these securities are not capped. Next, any remaining Index Securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining Index Securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization-weighting methodology is applied to the capitalization of each Index Security, using its last sale price at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. Index Shares are then calculated multiplying the weight of the security derived above by the new market value of the Index and dividing the modified market capitalization for each Index Security by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

In administering the Index, NASDAQ OMX will exercise reasonable discretion as it deems appropriate to ensure Index integrity.

Index Weight of Each Index Security

As of July 31, 2012, the Index included securities issued by 30 companies. The following table presents the Index weight for each of the Index Securities based on publicly available information on July 31, 2012.

Company	Percentage of Index Weighting
(%)
Applied Materials, Inc.	8.148804
Broadcom Corporation	8.003962
Taiwan Semiconductor Manufacturing Co. Ltd.	7.803179
Texas Instruments Incorporated	7.610957
Intel Corporation	7.390180
SanDisk Corporation	4.819587
NVIDIA Corporation	4.292002
KLA-Tencor Corporation	4.275187
NXP Semiconductors N.V.	4.196709
Linear Technology Corporation	4.143894
Micron Technology, Inc.	4.067042
Avago Technologies Limited	4.020593
Altera Corporation	3.941726
Xilinx, Inc.	3.914678
Mellanox Technologies, Ltd.	3.177374
Marvell Technology Group Ltd.	3.105823
Lam Research Corporation	2.900881
Cree, Inc.	2.265091
Teradyne, Inc.	2.025499
Advanced Micro Devices, Inc.	1.980635
Cirrus Logic, Inc.	1.732966
Hittite Microwave Corporation	1.119784
InterDigital, Inc.	0.992295
MKS Instruments, Inc.	0.975190
Veeco Instruments Inc.	0.913838
Power Integrations, Inc.	0.698570
Spreadtrum Communications, Inc.	0.536691
MEMC Electronic Materials, Inc.	0.450904
STMicroelectronics N.V.	0.364672
Rubicon Technology, Inc.	0.131287

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

The following graph shows the monthly historical performance of the Index in the period from January 2007 through July 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On August 23, 2012, the closing level of the Index was 396.66.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

NASDAQ OMX and HSBC have entered into a non-exclusive license agreement providing for the license to HSBC, in exchange for a fee, of the right to use the Index, which is owned and published by NASDAQ OMX in connection with the notes. The license agreement provides that the following language must be stated in this term sheet:

The notes are not sponsored, endorsed, sold, or promoted by NASDAQ OMX or its affiliates (NASDAQ OMX, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. The Corporations makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. The Corporations’ only relationship to HSBC is the licensing of the NASDAQ®, OMX®, NASDAQ OMX®, PHLX®, and PHLX Semiconductor Sector IndexSM registered trademarks and certain trade names and service marks of the Corporations and the use of the Index, which is determined, composed, and calculated by NASDAQ OMX without regard to HSBC or the notes. NASDAQ OMX has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing, or calculating the Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing, or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. In connection with hedging our obligations under the notes, we will enter into a hedge transaction with an affiliate of MLPF&S, which will include a charge of up to $0.075 per unit, representing an estimated profit credited to MLPF&S through the hedge transaction. The public offering price you pay for the notes includes this charge and the underwriting discount. This charge and fee reduce the economic terms of the notes. In arranging the hedge transaction for the notes, MLPF&S seeks bids from market participants, which could include one of our affiliates. Additional profits and losses may be realized by the hedge providers from these hedging transactions. For further information regarding how these fees and hedging costs may affect the price at which you will be able to sell the notes in secondary market transaction and conflicts of interest, see "Risk Factors—General Risks Relating to ARNs” beginning on page S-9 and “Use of Proceeds” on page S-19 of product supplement ARN-2.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid forward contracts or executory contracts with respect to the Index.
▪	Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in product supplement ARN-2) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.
▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement ARN-2.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the PHLX Semiconductor Sector IndexSM, due November , 2013

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-11